Exhibit 10.12

100 HAYDEN AVENUE

LEXINGTON, MASSACHUSETTS

LEASE DATED April 24, 2003

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as, and with an address at, 100 Hayden Avenue, Lexington, Massachusetts.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I

REFERENCE DATA

1.1	SUBJECTS REFERRED TO:

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

LANDLORD:	Mortimer B. Zuckerman and Edward H. Linde, Trustees of 92 Hayden Avenue Trust under Declaration of Trust dated August 18, 1983, recorded with the Middlesex South District Registry of Deeds in Book 15218, Page 425 as amended by instrument dated October 30, 1997 recorded with said Registry in Book 27863, Page 347, but not individually.

LANDLORD’S ORIGINAL ADDRESS:	c/o Boston Properties Limited Partnership 111 Huntington Avenue, Suite 300 Boston, Massachusetts 02199-7610

LANDLORD’S CONSTRUCTION REPRESENTATIVE:	Mark Denman

TENANT:	Vistaprint USA, Incorporated, a Delaware corporation.

TENANT’S ORIGINAL ADDRESS:	204 Second Avenue Waltham, Massachusetts 02451

TENANT’S CONSTRUCTION REPRESENTATIVE:	Veronica French

COMMENCEMENT DATE:	May 1, 2003

TERM (SOMETIMES CALLED THE “ORIGINAL TERM”):	Forty-eight (48) calendar months (plus the partial month, if any, immediately following the Commencement Date), unless extended or sooner terminated as provided in this Lease.

EXTENSION OPTION:	One (1) period of three (3) years as provided in and on the terms set forth in Section 8.20 hereof.

THE SITE:	That certain parcel of land known as and numbered 92-100 Hayden Avenue, Lexington, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto.

THE BUILDING:	The three (3) story building on the Site known as and numbered 100 Hayden Avenue, Lexington, Massachusetts. The Building is appropriately labeled on Exhibit A-1.

THE ADDITIONAL BUILDING:	The two (2) story Building on the Site known as and numbered 92 Hayden Avenue, Lexington, Massachusetts. The Additional Building is appropriately labeled on Exhibit A-1 attached hereto and hereby made a part hereof.

THE BUILDINGS:	The Building and the Additional Building. The Buildings are herein identified by street number and are labeled as such on the Site Plan attached hereto as Exhibit A-1.

THE COMPLEX:	The Building and the Additional Building together with all parking areas, the Site and all improvements (including landscaping) thereon and thereto.

TENANT’S SPACE:	The entire Building consisting of 55,924 square feet of rentable floor area in accordance with the floor plan attached hereto as Exhibit D and incorporated herein by reference.

NUMBER OF PARKING SPACES:	196

ANNUAL FIXED RENT:	(a) From May 1, 2003 to October 31, 2003, at the annual rate of $498,750.00

(b) From November 1, 2003 to February 29, 2004, at the annual rate of $698,250.00.

(c) From March 1, 2004 to June 30, 2004, at the annual rate of $897,750.00

(d) From July 1, 2004 through the expiration of the Original Term, at the annual rate of $1,115,683.80.

(e) During the extension option period (if exercised), as determined pursuant to Section 8.20.

BASE OPERATING EXPENSES:	Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2004, being January 1, 2004 through December 31, 2004.

BASE TAXES:	Landlord’s Tax Expenses (as hereinafter defined in Section 2.7) for fiscal tax year 2004, being July 1, 2003 through June 30, 2004.

TENANT ELECTRICITY:	As provided in Section 2.8.

ADDITIONAL RENT:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

RENTABLE FLOOR AREA OF TENANT’S SPACE (SOMETIMES ALSO CALLED RENTABLE FLOOR AREA OF THE PREMISES):	55,924 square feet.

TOTAL RENTABLE FLOOR AREA OF THE BUILDING:	55,924 square feet.

TOTAL RENTABLE FLOOR AREA OF THE ADDITIONAL BUILDING:	31,100 square feet.

TOTAL RENTABLE FLOOR AREA OF THE BUILDINGS:	87,024 square feet.

PERMITTED USE:	General office purposes and all uses incidental and ancillary thereto, including, without limitation, printing operations (provided that no more than 20% of the Premises shall be utilized for printing operations and that all such incidental and ancillary uses are in compliance with applicable laws and are limited to the first floor of the Building, exclusive of the Café (as hereinafter defined)).

INITIAL MINIMUM LIMITS OF TENANT’S COMMERCIAL GENERAL LIABILITY INSURANCE:	$5,000,000.00 combined single limit per occurrence on a per location basis

BROKERS:	Cushman & Wakefield
125 Summer Street, 15th floor
Boston, Massachusetts 02110
and
Meredith & Grew, Inc.
160 Federal Street
Boston, Massachusetts 02110

SECURITY DEPOSIT:	$279,000.00

1.2	EXHIBITS. There are incorporated as part of this Lease:

EXHIBIT A	Description of Site
EXHIBIT A-1	Site Plan of Complex
EXHIBIT B	List of Landlord’s Furniture, Fixtures and Equipment
EXHIBIT C	Landlord’s Services
EXHIBIT D	Floor Plan
EXHIBIT E	Broker Determination of Prevailing Market Rent

1.3	TABLE OF ARTICLES AND SECTIONS

ARTICLE I-REFERENCE DATA

1.1	Subjects Referred to

1.2	Exhibits

1.3	Table of Articles and Sections

ARTICLE II-THE BUILDINGS, PREMISES, TERM AND RENT

2.1	The Premises

2.1.1	Furniture, Fixtures and Equipment

2.2	Rights To Use Common Facilities

2.2.1	Tenant’s Parking

2.2.2	Existing Cafe

2.3	Landlord’s Reservations

2.4	Habendum

2.5	Fixed Rent Payments

2.6	Operating Expenses

2.7	Real Estate Taxes

2.8	Tenant Electricity

ARTICLE III-CONDITION OF PREMISES; ALTERATIONS

3.1	Condition of Premises

3.2	Quality and Performance of Work

3.3	Early Access by Tenant

ARTICLE IV-LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS

4.1	Landlord’s Covenants

4.1.1	Services Furnished by Landlord

4.1.2	Additional Services Available to Tenant

4.1.3	Roof, Exterior Wall, Floor Slab and Common Facility Repairs

4.1.4	Landlord’s Insurance

4.1.5	Landlord’s Indemnity

4.2	Interruptions and Delays in Services and Repairs, etc.

ARTICLE V-TENANT’S COVENANTS

5.1	Payments

5.2	Repair and Yield Up

5.3	Use

5.4	Obstructions; Items Visible From Exterior; Rules and Regulations

5.5	Safety Appliances; Licenses

5.6	Assignment; Sublease

5.7	Indemnity; Insurance

5.8	Personal Property at Tenant’s Risk

5.9	Right of Entry

5.10	Floor Load; Prevention of Vibration and Noise

5.11	Personal Property Taxes

5.12	Compliance with Laws

5.13	Intentionally Omitted

5.14	Alterations

5.15	Vendors

5.16	Roof Installations

ARTICLE VI-CASUALTY AND TAKING

6.1	Damage Resulting from Casualty

6.2	Uninsured Casualty

6.3	Rights of Termination for Taking

6.4	Award

ARTICLE VII-DEFAULT

7.1	Tenant’s Default

7.2	Landlord’s Default

ARTICLE VIII-MISCELLANEOUS PROVISIONS

8.1	Extra Hazardous Use

8.2	Waiver

8.3	Cumulative Remedies

8.4	Quiet Enjoyment

8.5	Notice To Mortgagee and Ground Lessor

8.6	Assignment of Rents

8.7	Surrender

8.8	Brokerage

8.9	Invalidity of Particular Provisions

8.10	Provisions Binding, Etc.

8.11	Recording

8.12	Notices

8.13	When Lease Becomes Binding

8.14	Section Headings

8.15	Rights of Mortgagee

8.16	Status Reports and Financial Statements

8.17	Self-Help

8.18	Holding Over

8.19	Non-Subrogation

8.20	Extension Option

8.21	Security Deposit

8.22	Late Payment

8.23	Landlord’s and Tenant’s Payments

8.24	Waiver of Trial by Jury

8.25	Tenant’s Signage

8.26	Reciprocal Litigation Costs

8.27	Force Majeure

8.28	Representation of Landlord Regarding Certain Encumbrances

8.29	Governing Law

ARTICLE II

THE BUILDINGS, PREMISES, TERM AND RENT

2.1 THE PREMISES. Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant’s Space in the Building excluding the roof, and if Tenant’s Space is less than the entire Building excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively, or in common, other parts of the Building, and if Tenant’s Space includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor.

Tenant’s Space with such exclusions, if applicable, is hereinafter referred to as the “Premises”. The term “Building” means the Building identified on the first page, and which is the subject of this Lease and being one of the two (2) Buildings erected on the Site by the Landlord; the term “Site” means all, and also any part of the Land described in Exhibit A, plus any additions or reductions thereto resulting from the change of any abutting street line and all parking areas and structures. The term “Property” means the two (2) Buildings and the Site.

2.1.1 FURNITURE, FIXTURES AND EQUIPMENT. Landlord and Tenant acknowledge that as of the date of this Lease, the furniture, fixtures and equipment listed on Exhibit B attached hereto (the “FFE”) are in the Premises. Landlord represents that it holds title to the FFE and, in consideration for the terms set forth in this Lease, Landlord agrees to allow Tenant to utilize the FEE during the Lease Term. Tenant may, as it deems appropriate or necessary, reconfigure the furniture and petitions included in the FFE to combine with any of Tenant’s furniture, fixtures and equipment, however, Tenant may not remove any FFE from the Premises without Landlord’s prior consent. With respect to the HVAC and back-up generator systems and accompanying equipment, Tenant agrees to maintain at all times a service contract satisfactory to Landlord with respect thereto, furnishing evidence thereof (including renewals) to Landlord. Such contracts shall provide, at a minimum, for at least quarterly servicing. Landlord makes no representation as to the fitness or suitability of the FFE for Tenant’s purposes. Tenant agrees to maintain the FFE in good order and condition reasonable wear and tear and damage by fire and other casualty excepted and Landlord shall have no obligation for the maintenance, repair or replacement of any such FFE. Upon the expiration of earlier termination of the Lease term, Tenant shall yield up such FFE to Landlord in the condition required herein.

2.2 RIGHTS TO USE COMMON FACILITIES. Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non- exclusive right to use in common with others, subject to reasonable rules of general applicability (uniformly applied) to tenants of the Complex from time to time made by Landlord of which Tenant is given notice, common walkways and driveways necessary for access to the Building.

2.2.1 TENANT’S PARKING. In addition, Tenant shall have the right to use in the parking area the Number of Parking Spaces (referred to in Section 1.1) for the parking of automobiles, in common with use by other tenants from time to time of the Complex, provided, however, that Landlord shall not be obligated to furnish stalls or spaces in any parking area specifically designated for Tenant’s use. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord of general applicability (uniformly applied) with respect to the use of the parking areas on the Site. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.6 through Section 5.6.5. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, except to the extent of any such loss caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors, or employees. Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.2.2 EXISTING CAFÉ. Tenant acknowledges that as of the date of this Lease a café is located within the Premises (the “Café”) in order to provide food service to occupants of the Building. Tenant acknowledges that it will not remove such Café (or any of the equipment or fixtures therein) or make any alterations thereto without Landlord’s prior written consent which shall not be unreasonably withheld or delayed with respect to non-material alterations. In the event that Tenant utilizes the Café to provide food service to its employees, Tenant agrees that (i) the Café shall be operated at Tenant’s sole cost and expense, (ii) Landlord shall have no obligation or liability with respect to such Café or the equipment contained therein except that Landlord shall provide cleaning to the Café in accordance with the standards set forth herein with respect to cleaning of the Premises and the cost thereof shall be charged to Tenant as Additional Rent, (iii) the Café shall be operated and maintained by Tenant in accordance with all applicable laws, including, without limitation, obtaining all permits for opening and operating the Café and (iv) the Café may be utilized by Tenant, other tenants or permitted occupants of the Building and their employees and guests but shall not be open to the general public.

2.3 LANDLORD’S RESERVATIONS. Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.

2.4 HABENDUM. Subject to the provisions of Section 3.3 below, Tenant shall have and hold the Premises for a period commencing on the Commencement Date and continuing for the Term unless sooner terminated as provided in Article VI or Article VII or unless extended as provided in Section 8.20.

2.5 FIXED RENT PAYMENTS. Tenant agrees to pay to Landlord, or as directed by Landlord, at Landlord’s Original Address specified in Section 1.1 hereof, or at such other place as Landlord shall from time to time designate by notice, (1) on the Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and (2) on the first day of each and every calendar month during each extension option period (if exercised), a sum equal to (a) one twelfth (1/12th) of the Annual Fixed Rent as determined in Section 8.20 for the extension option period. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership at P.O. Box 3557, Boston, Massachusetts 02241-3557, and all remittances received by Boston Properties Limited Partnership, as Agents as aforesaid, or by any subsequently designated recipient, shall be treated as payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Commencement Date; and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

2.6 OPERATING EXPENSES. “Landlord’s Operating Expenses” means the cost of operation of the Building and the Site which (i) shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made; all costs incurred exclusively as a result of owning, operating and maintaining the

Additional Building; all capital expenditures and depreciation (for items purchased or leased), except as otherwise explicitly provided in this Section 2.6; leasing fees or commissions, advertising and promotional expenses, legal fees, the cost of tenant improvements, build out allowances, moving expenses, assumption of rent under existing leases and other concessions incurred in connection with leasing space in the Building; interest on indebtedness, debt amortization, ground rent, and refinancing costs for any mortgage or ground lease of the Building or the Site; the cost of any item or service to the extent to which Landlord is actually reimbursed or compensated by insurance, any tenant, or any third party; legal fees or other expenses incurred in connection with negotiating and enforcing leases, subleases, assignments or other occupancy agreements for the Building; or depreciation or amortization except as otherwise expressly provided in this Lease but (ii) shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building or Site, water, sewer, gas, oil and telephone charges (excluding utility charges separately chargeable to tenants, including without limitation, those for additional or special services); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of snow removal and care of landscaping; payments under service contracts with independent contractors (at market rates); management fees at reasonable rates consistent with the type of occupancy and the service rendered; and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income, provided, however, there shall be included (a) depreciation for capital expenditures (whether purchased or leased) made by Landlord (i) to reduce Landlord’s Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which are now or hereafter in force; plus (b) in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located; depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.

“Operating Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Operating Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building (which proportion as of the Commencement Date is 100%) plus (b) the same proportion of Landlord’s Operating Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Buildings (which proportion as of the Commencement Date is 64.24%).

“Base Operating Expenses” is hereinbefore defined in Section 1.1. Base Operating Expenses shall not include market-wide cost increases due to extraordinary circumstances, including but not limited to Force Majeure (as defined in Section 6.1), conservation surcharges, boycotts, strikes, embargoes or shortages.

“Base Operating Expenses Allocable to the Premises” means (i) the same proportion of Base Operating Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Rentable Floor Area of the Building plus (ii) the same proportion of Base Operating Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Rentable Floor Area of the Buildings.

If with respect to any calendar year falling within the Term, or fraction of a calendar year falling within the Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises for a full calendar year exceed Base Operating Expenses Allocable to the Premises, or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises then, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6.

Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses and Operating Expenses Allocable to the Premises (identifying in detail those expenses solely attributable to the Building and those attributable to the Complex). Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of operating expenses already paid by Tenant as Additional Rent, and the amount of operating expenses remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord). Upon no less than three (3) business days prior notice to Landlord (given within thirty (30) days after Tenant’s receipt of such annual statement) (“Tenant’s Audit Notice”), Tenant, at Tenant’s expense, may examine Landlord’s books and records regarding such statement at any reasonable time specified by Landlord during Landlord’s business hours at a place designated by Landlord. Such audit must be completed within sixty (60) days of the effective date of Tenant’s Audit Notice. Tenant shall hold such books and records in confidence and not disclose the same to any other party, including, without limitation, any other tenant in the Complex. If such examination reveals that Landlord’s Operating Expenses for such calendar year have been (a) overstated by Landlord, then an equitable adjustment shall be made in the amount paid or payable pursuant to this Section 2.6 for such calendar year, and appropriate credit shall be made against (i) monthly installments of Annual Fixed Rent or Additional Rent next thereafter coming due or (ii) any other sums due from Tenant to Landlord under this Lease (or refund such amount if the Term has ended and Tenant has no further obligation to Landlord other than an indemnification obligation for which no claim has been made) or (b) understated by Landlord, then an equitable adjustment shall be made in the amount paid or payable pursuant to this Section 2.6 for such calendar year and an appropriate payment shall be made by Tenant to Landlord within thirty (30) days after Landlord bills Tenant therefor. In addition, if Tenant’s examination determines that Landlord has overcharged Tenant on account of the Landlord’s Operating Expenses by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable, out-of-pocket expenses incurred by Tenant in performing such examination.

In addition, Tenant shall make payments monthly on account of Tenant’s share of increases in Landlord’s Operating Expenses anticipated for the then current year at the time and in the fashion herein provided for the payment of fixed rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to Tenant’s share of such increases in operating expenses for each calendar year during the Term.

Notwithstanding the foregoing provisions, no decrease in Landlord’s Operating Expenses shall result in a reduction of the amount otherwise payable by Tenant if and to the extent said decrease is attributable to vacancies in the Buildings rather than to any other causes.

2.7 REAL ESTATE TAXES. If with respect to any full Tax Year or fraction of a Tax Year falling within the Term, Landlord’s Tax Expenses Allocable to the Premises as hereinafter defined for a full Tax Year exceed Base Taxes Allocable to the Premises, or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises then, on or before the thirtieth (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.7, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Building and the Site and abatements and refunds of any taxes and assessments. Expenditures for legal fees and for other expenses incurred in obtaining the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the provisions of this Section 2.7 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the over-payment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

To the extent permitted by applicable law and provided there shall not then be existing an Event of Default, there is a minimum of twelve (12) full calendar months remaining in the Term (as it may have been extended) and Tenant has given prior written notice to Landlord, Tenant shall have the right to contest the amount or validity, in whole or in part, of any of the real estate taxes by appropriate proceedings diligently conducted in good faith; provided, however, that as a continuing condition to such right, Tenant shall be required to make those payments respecting real state taxes as and at the times required by law notwithstanding any such contest. Tenant further agrees that each such contest shall be promptly and diligently prosecuted in good faith to a final conclusion except only as provided herein. Landlord agrees to cooperate with Tenant in any such proceeding provided that the same shall be at the sole cost and expense of Tenant. Tenant will pay and save Landlord harmless against any and all losses, judgments, decrees and costs incurred by Landlord (including reasonable attorneys’ fees) relating to the Premises and the Term hereof and being the direct or proximate result of Tenant’s initiation of such contest and will, promptly after the final settlement, compromise or determination of such contest, fully pay and discharge Tenant’s obligations under this Section 2.7, together with all penalties, fines, interests, costs and expenses. Further, any such contest by Tenant shall not be discontinued unless and until Tenant has given to Landlord written notice of Tenant’s intent to so discontinue and if Landlord shall not by notice to Tenant (the “Assumption Notice”) within thirty (30) days after receipt of Tenant’s notice elect to assume, at Landlord’s sole cost and expense, the continued prosecution and conduct of such contest. In the event Landlord shall give such Assumption Notice, Tenant shall cooperate with Landlord in all respects as may be necessary for Landlord’s continuation of such contest, but Tenant shall have no other obligation for the prosecution and conduct of such contest.

In addition, payments by Tenant on account of increases in real estate taxes anticipated for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of fixed rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Tenant’s share of such increases, at least ten (10) days before the day on which such payments by Landlord would become delinquent.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments. Notwithstanding the foregoing provisions, no decrease in Landlord’s Tax Expenses with respect to any Tax Year shall result in a reduction of the amount otherwise payable by Tenant if and to the extent said decrease is attributable to vacancies in the Building or partial completion of the Building rather than to any other causes.

Terms used herein are defined as follows:

(i) “Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii) “Landlord’s Tax Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Tax Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building plus (b) the same proportion of Landlord’s Tax Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Buildings.

(iii) “Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate real estate taxes on the Building and Site with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iv) “Base Taxes” is hereinbefore defined in Section 1.1. Notwithstanding anything to the contrary herein, Bases Taxes shall not be subject to any reduction resulting from any tax abatement.

(v) “Base Taxes Allocable to the Premises” means (i) the same proportion of Base Taxes for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building, plus (ii) the same proportion of Base Taxes for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Buildings.

(vi) “Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority on the Building or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property and reasonable expenses and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance, transfer, gift, and capital stock, taxes, and assessments, charges, taxes, rents, fees, other authorizations or charges to the extent allocable or caused by the development or installation of on or off-site improvements or utilities (including, without limitation, street and intersection improvements, roads, rights or way and signalization) necessary for the initial development or construction of the Building or other improvements on the site, or any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site and Buildings were the only property of Landlord.

(vii) If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

2.8 TENANT ELECTRICITY. Commencing on the Commencement Date and continuing throughout the Term (as it may be extended), Tenant covenants and agrees to pay directly to the appropriate utility company providing electricity to the Site, as Additional Rent, all electricity charges for lights, power and heating, ventilating and air conditioning consumed at the Premises (“Tenant Electricity”) and all electricity for exterior lighting of the Building (and not the exterior of the Additional Building) (“Exterior Electricity”). There are presently two (2) electric meters, one of which reads the electricity to power heating, ventilating and air-conditioning to the Premises and the other reads both the Exterior Electricity and the Tenant Electricity and Tenant shall be responsible for the full payment of all electrical charges associated with both meters.

Tenant covenants and agrees to take all steps required by the appropriate utility company to provide for the direct billing to Tenant of the Tenant Electricity and the Exterior Electricity including, without limitation, making application(s) to such utility company in connection therewith and making any deposits (including, but not limited to, such letters of credit) as such utility company shall require. Tenant covenants and agrees to pay, before delinquency, all electricity charges and rates for and relating to the Tenant Electricity and the Exterior Electricity and from time to time if requested by Landlord to provide Landlord with evidence of payment to, and good standing with, such utility company as Landlord may reasonably require.

ARTICLE III

CONDITION OF PREMISES

3.1 CONDITION OF PREMISES. Tenant shall accept the Premises in their AS-IS condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto.

Landlord represents that as of the Commencement Date to the best of Landlord’s actual knowledge (i) there is no damage to the roof structure of the Building that compromises the integrity thereof, (ii) the Building was constructed in accordance with the provisions of the Zoning By-Law for the Town of Lexington and other laws, ordinances, rules and regulations applicable to the Building as of the construction of the Building and (iii) the base building, HVAC, mechanical, plumbing, electrical, life safety, sprinkler and sewer systems are in reasonably good working order and condition.

3.2 QUALITY AND PERFORMANCE OF WORK. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities with jurisdiction (“Legal Requirements”) and all Insurance Requirements (as defined in Section 5.14 hereof). All of Tenant’s or Landlord’s work shall be coordinated with any work being performed by or for the other party and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 or any person hereafter designated in substitution or addition by notice to the party relying.

3.3 EARLY ACCESS BY TENANT. Landlord shall permit Tenant access for installing Tenant’s telecommunications equipment and trade fixtures in portions of the Premises prior to the Commencement Date. Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent and Tenant’s payments for Operating Expenses, real estate taxes and electricity) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant, except for any injury or damage resulting from the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors, employees or invitees (excluding Tenant or its agents, contractors, employees or invitees).

ARTICLE IV

LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS

4.1 LANDLORD COVENANTS: Landlord covenants, at Landlord’s cost and expense (except as otherwise specified), during the Term:

4.1.1 SERVICES FURNISHED BY LANDLORD. To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in high quality buildings in the Boston West Suburban Market subject to escalation reimbursement in accordance with Section 2.6.

4.1.2 ADDITIONAL SERVICES AVAILABLE TO TENANT. To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the reasonable cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed, therefore together with reasonable evidence of the cost thereof.

4.1.3 ROOF, EXTERIOR WALL, FLOOR SLAB AND COMMON FACILITY REPAIRS. Except for (a) normal and reasonable wear and use and (b) damage caused by fire and casualty and by eminent domain, and except as otherwise provided in Article VI and subject to the escalation provisions of Section 2.6, (i) to make such repairs to the roof, exterior walls, floor slabs and common areas and facilities as may be necessary to keep them in reasonably good order, condition and repair and (ii) to maintain the Building and the base building systems including, without limitation, the HVAC, mechanical, plumbing, electrical, life safety, sprinkler and sewer systems and elevators (exclusive of Tenant’s responsibilities under this Lease and for any equipment or systems installed by

Tenant) in a first class manner comparable to the maintenance of similar properties in the Boston West Suburban Market.

4.1.4 LANDLORD’S INSURANCE. Landlord shall carry at all times during the Term of this Lease (i) commercial general liability insurance with respect to the Building in an amount not less than $5,000,000.00 combined single limit per occurrence, (ii) insurance against loss or damage with respect to the Buildings covered by the so-called “all risk” type insurance coverage in an amount equal to at least the replacement value of the Building. Landlord may also maintain such other insurance as may from time to time be required by a mortgagee holding a mortgage lien on the Building. Further, Landlord may also maintain such insurance against loss of annual fixed rent and additional rent and such other risks and perils as Landlord deems proper. Any and all such insurance (i) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, (ii) may be written with deductibles as determined by Landlord and (iii) shall be subject to escalation reimbursement in accordance with Section 2.6.

4.1.5 LANDLORD’S INDEMNITY. Subject to the limitations of Section 8.4 hereof, to the maximum extent this agreement is effective according to law and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, agents, licensees, invitees, servants or employees, Landlord agrees to indemnify and save harmless Tenant from and against any claim arising from any injury to any person occurring in the Premises, in the Building or on the Site after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the gross negligence of Landlord or Landlord’s employees or the breach by Landlord of its obligations under this Lease (to the extent not covered by the forms of insurance required to be maintained by Tenant under this Lease) provided, however that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures or personal property of Tenant and Landlord shall in no event be liable for any indirect or consequential damages; and provided, further, that the provisions of this Section shall not be applicable (i) to the holder of any mortgage now or hereafter on the Site or the Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting, the Site and/or Building) or (ii) any person acquiring title as a result of, or subsequent to, a foreclosure of any such mortgage or a deed in lieu of foreclosure, except to the extent of liability insurance maintained by the foregoing.

4.2 INTERRUPTIONS AND DELAYS IN SERVICES AND REPAIRS, ETC. (A) Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation the causes set forth in Section 3.2 hereof as being reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(B) In the event that the electrical, heating, ventilating, air conditioning, or all elevator service to the Premises shall be shut down for more than five (5) full and consecutive business days, but only as a result of causes which are covered by Landlord’s loss of rentals insurance, then, Tenant shall be entitled to an abatement of Annual Fixed Rent equal to the “Insurance Amount” (hereinafter defined). The “Insurance Amount” shall be an amount equal to the payment actually received by Landlord (but only allocable to and on account of the Premises) for such shut down of electricity service to the Premises from Landlord’s insurance carrier providing such loss of rents insurance less the amount of any deductible contained in such loss of rents insurance coverage. Notwithstanding anything herein contained to the contrary, in no event shall any of the events referred to in this Section give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

ARTICLE V

TENANT’S COVENANTS

Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

5.1 PAYMENTS. To pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2.

5.2 REPAIR AND YIELD UP. Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises (and the FFE, as set forth in Section 2.1.1 hereof) in good order, repair and condition, reasonable wear and tear and damage by fire or casualty, or taking under the power of eminent domain only excepted, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, and at the expiration or termination of this Lease peaceably to yield up the Premises all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear and damage by fire or casualty, or taking under the power of eminent domain only excepted, first removing all goods and effects of Tenant and, to the extent specified by Landlord by notice to Tenant given at least ten (10) days before such expiration or termination (unless otherwise specified by Landlord as set forth in Section 5.14), the wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building and all alterations, additions and partitions made by Tenant (including, but not limited to, any installations on the roof the Building or elsewhere on the Site), and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to the Site or to the Additional Building to the extent caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees.

5.3 USE. To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises, Building, the Additional Building, the Site or any other part of the Complex nor to permit in the Premises or on the Site any auction sale or inflammable fluids or chemicals in violation of Legal Requirements or Hazardous Materials Laws, or nuisance, or the emission from the Premises of any objectionable noise or odor, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall use reasonable efforts to cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing. Notwithstanding the foregoing, Tenant may use normal amounts and types of substances typically used for office uses, provided that Tenant uses such substances in the manner which they are normally used, and in compliance with all Hazardous Materials Laws and other applicable laws, ordinances, bylaws, rules and regulations, and Tenant obtains and complies with all permits required by Hazardous Materials Laws or any other laws, ordinances, bylaws, rules or regulations prior to the use or presence of any such substances in the Premises.

5.4 OBSTRUCTIONS; ITEMS VISIBLE FROM EXTERIOR; RULES AND REGULATIONS. Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Additional Building or of the Site used by Tenant in common with others; except as otherwise provided in this Lease, not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable Rules and Regulations of general applicability to tenants of the Complex (uniformly applied) now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Buildings to conform to such Rules and Regulations.

5.5 SAFETY APPLIANCES. To keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.6 ASSIGNMENT; SUBLEASE. Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under Sections 5.6.1-5.6.5 shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

5.6.1 Notwithstanding the foregoing provisions of Section 5.6 above and the provisions of Section 5.6.2 below, but subject to the provisions of Sections 5.6.3, 5.6.4 and 5.6.5, below Tenant shall have the right, without Landlord’s prior consent, to assign this Lease or to sublet the Premises (in whole or in part) to (i) any parent, subsidiary or affiliate of Tenant, (ii) any successor entity into which Tenant may be converted, consolidated or merged or (iii) a purchaser of all or substantially all of Tenant’s stock or assets, provided that the entity to which this Lease is so assigned or which so sublets the Premises has a credit worthiness (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is sufficient, in Landlord’s sole determination, to perform the obligations under this Lease.

5.6.1.1 Except for assignments or subleases pursuant to Section 5.6.1 and notwithstanding the provisions of Section 5.6 above but subject to the provisions of this Section 5.6.1.1 and the provisions of Sections 5.6.3, 5.6.4 and 5.6.5, Tenant may sublease less than twenty percent (20%) of the Rentable Floor Area of the Premises in the aggregate provided that in each instance Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed subleasing if:

(a) the proposed subtenant is a tenant on the Site (exclusive of the Building) or is in active negotiation with Landlord of an affiliate of Landlord for premises in the Boston West Suburban Market or is not of a character consistent with the operation of a first class office building (by way of example, Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b) the proposed subtenant is not of good character or reputation in Landlord’s reasonable determination, or

(c) the proposed subtenant does not possess adequate financial capability to perform the obligations of Tenant as and when due relating to the premises proposed to be sublet (except, however, that this condition shall be waived for the initial sublettings of up to twenty percent (20%) of the Rentable Floor Area of the Premises in the aggregate), or

(d) the subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(e) the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f) there shall be existing an Event of Default (defined in Section 7.1), or

(g) any part of the rent payable under the proposed sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed sublease shall potentially have any adverse effect on the real estate investment rust qualification requirements applicable to Landlord and its affiliates, or

(h) the holder of any mortgage or ground lease on the property which includes the Premises does not approve of the proposed sublease (provided such mortgagee or ground lessor has the right to consent).

5.6.2 Except for assignments or subleases pursuant to Section 5.6.1 and notwithstanding the provisions of Section 5.6 above, but subject to the provisions of this Section 5.6.2 and the provisions of Sections 5.6.3, 5.6.4 and 5.6.5 below, Tenant covenants and agrees not to assign this Lease or to sublet twenty percent (20%) or more of the Rentable Floor Area of the Premises (which shall be deemed to include, without limitation, any proposed subleasing which together with prior subleasings, other than any subleases pursuant to Section 5.6.1, would result in an area equal to or greater than twenty percent (20%) of the Rentable Floor Area of the Premises in the aggregate being the subject of one or more subleases) without, in each instance, having first obtained the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a) the proposed assignee or subtenant is a tenant on the Site (exclusive of the Building) or is in active negotiation with Landlord of an affiliate of Landlord for premises in the Boston West Suburban Market or is not of a character consistent with the operation of a first class office building (by way of example, Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b) the proposed assignee or subtenant is not of good character or reputation in Landlord’s reasonable determination, or

(c) the proposed assignee or subtenant does not possess adequate financial capability to perform the obligations of Tenant as and when due relating to the premises proposed to be assigned or sublet, or

(d) the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(e) the character of the business to be conducted or the proposed use of the Premises by the proposed assignee or subtenant shall violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f) there shall be existing an Event of Default (defined in Section 7.1), or

(g) any part of the rent payable under the proposed sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment rust qualification requirements applicable to Landlord

(h) the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease (provided such mortgagee or ground lessor has the right to consent).

(i) in the case of a proposed assignment, Landlord elects, at its option, by notice given within thirty (30) days after receipt of Tenant’s notice given pursuant to Section 5.6.3 below, to terminate this Lease as of a date which shall be not earlier than sixty (60) days nor later than one hundred twenty (120) days after landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all of Landlord’s and Tenant’s obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease).

(j) In the case of a proposed subleasing which together with prior subleasings would result in an area equal to twenty percent (20%) or more of the Rentable Floor Area of the Premises being the subject of one or more subleases (not including any subleases pursuant to Section 5.6.1), Landlord elects, at its option, by notice given within thirty (30) days after receipt of Tenant’s notice given pursuant to Section 5.6.3 below, to terminate this Lease as to such portions of the Premises proposed to be sublet which would if made, result in an area greater than twenty percent (20%) of the Rentable Floor Area of the Premises being sublet (herein called the “Terminated Portion of the Premises”) as of a date which shall be not earlier than sixty (60) days nor later than one hundred twenty (120) days after Landlord’s notice to Tenant; provided, however that upon the termination date as set forth in Landlord’s notice, all of Landlord’s and Tenant’s obligations as to the Terminated Portion of the Premises relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and provided, further, that this Lease shall remain in full force and effect as to the remainder of the Premises, except that from and after the termination date the Rentable Floor Area of the premises shall be reduced to the rentable floor area of the remainder of the Premises and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all references in this Lease to the “Premises” or the “Rentable Floor Area of the Premises” shall be deemed to be references to the remainder of the Premises and accordingly Tenant’s payments for Annual Fixed Rent, operating costs, real estate taxes and electricity shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises, and provided further that Landlord shall have the right to make such alterations and improvements as may be required to separately demise the Terminated Portion of the Premises.

5.6.3 Tenant shall give Landlord notice of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.6.2, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in Section 5.6.2 above (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the material and financial terms and provisions upon which the proposed assignment or subletting pursuant to Section 5.6.2 is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.2, all other information reasonably necessary to make the determination referred to in Section 5.6.2 above and (e) in the case of a proposed assignment or subletting pursuant to Section 5.6.1 above, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.6.1.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within ninety (90) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.6.1.1 shall be applicable.

5.6.4 In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.6.1 hereof) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease

Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to rent concessions, brokerage commissions, alteration allowances, marketing costs and attorneys fees in each case reasonable and actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment. All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

5.6.5 (A) It shall be a condition of the validity of any assignment or subletting of right under Section 5.6.1 above, or consented to under Section 5.6.2 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant hereunder, including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting, such subtenant shall agree on a pro rata basis to be so bound) and (b) to comply with the provisions of Sections 5.6 through 5.6.5 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the assignment or the assignee thereunder or the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the assignment or sublease shall be terminated.

(B) As Additional Rent, Tenant shall reimburse Landlord promptly for reasonable out of pocket legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting which shall not exceed $1,500 for each request.

(C) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, on or after the occurrence of an Event of Default, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6 through 5.6.5 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D) The consent by Landlord to an assignment or subletting under any of the provisions of Sections 5.6.1 or 5.6.2 shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E) On or after the occurrence of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(F) Without limiting Tenant’s obligations under Section 5.14, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

(G) In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations and be approved by Landlord, including, without limitation, all requirements concerning access and egress; and (ii), in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises.

5.7 INDEMNITY; INSURANCE. (A) To defend with counsel first approved by Landlord (which approval shall not be unreasonably withheld or delayed, it being agreed, however, that counsel selected by Tenant’s insurance carrier shall be deemed approved by Landlord), save harmless, and indemnify Landlord from any liability for injury, loss, accident or damage to any person or property, and from any claims, actions, proceedings and expenses and costs in connection therewith (including without limitation reasonable counsel fees) to the extent (i) arising from or claimed to have arisen from (a) the omission, fault, willful act, negligence or other misconduct of Tenant or Tenant’s contractors, licensees, invitees, agents, servants, independent contractors or employees or (b) any use made or thing done or occurring on the Premises not due to the omission, fault, willful act, negligence or other misconduct of Landlord, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s contractors, licensees, invitees (excluding Tenant and its parties referred above), independent contractors or employees. Notwithstanding anything to the contrary herein and except for the obligations of Tenant pursuant to Section 8.18, Tenant shall not be liable to Landlord for indirect or consequential damages.

(B) To maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, commercial general liability insurance or comprehensive general liability insurance written on an occurrence basis with a broad form comprehensive liability endorsement under which Tenant is the named insured and Landlord and Landlord’s managing agent (and such persons as are in privity of estate with Landlord and Landlord’s managing agent as may be set out in notice from time to time) are named as additional insureds with limits which shall, at the commencement of the Term, be at least equal to those stated in Section 1.1 and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in the Boston West Suburban Market with respect to similar properties to the Building and Complex or which may reasonably be required by Landlord, and worker’s compensation insurance with statutory limits covering all of Tenant’s employees working in the Premises, and to deposit with Landlord on or before the Commencement Date and concurrent with all renewals thereof, certificates for such insurance bearing the endorsement that the policies will not be canceled until after thirty (30) days’ written notice to Landlord. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain and maintain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability, if applicable) and provide Landlord with evidence of the same. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies qualified to do business, and in good standing, in the Commonwealth of Massachusetts and which have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord if such Guide is no longer published.

5.8 PERSONAL PROPERTY AT TENANT’S RISK. That all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Building or on the Site, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent such indemnity, hold harmless or exoneration is prohibited by law. Further, Tenant, at Tenant’s expense, shall maintain at all times during the Term of this Lease business interruption insurance and insurance against loss or damage covered by so-called “all risk” type insurance coverage with respect to Tenant’s fixtures, equipment, goods, wares and merchandise, tenant improvements made by or paid for by Tenant, and other property of Tenant

(collectively “Tenant’s Property”). Such insurance shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain builder’s risk insurance (or equivalent insurance) for the full insurable value of such work.

5.9 RIGHT OF ENTRY. To permit Landlord and its agents to examine the Premises at (i) reasonable times and upon reasonable notice (which shall be at least 24 hours notice), (ii) accompanied by a representative of Tenant if Tenant so elects, and (iii) in compliance with Tenant’s security requirements (established from time to time) (clauses (i) through (iii) collectively, the “Entry Requirements”) and, if Landlord shall so elects, in compliance the Entry Requirements, (x) to make any repairs or replacements required of Landlord under this Lease or which Landlord may deem reasonably necessary, (y) to remove, at Tenant’s expense, to the extent any such item requires the consent of Landlord under this Lease, any alterations, addition, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing, or (z) to show the Premises to prospective tenants during the eleven (11) months preceding expiration of the Term and to prospective purchasers. Notwithstanding the foregoing, the building superintendent and those individuals involved in the cleaning and regular daily maintenance of the Building shall not be subject to the Entry Requirements (except when entering the “Engineering Area” as shown on Exhibit D attached hereto when such Entry Requirements shall apply). Further notwithstanding anything in the foregoing to the contrary, in the event of an emergency that could cause damage to health, safety or property, Landlord shall use good faith efforts to follow Tenant’s security requirements and in such event Landlord will be required to give only such notice that it in good faith believes is feasible under the circumstances and need not wait to be accompanied by Tenant or its employees or representatives (although these parties may still accompany Landlord if they are available and wish to do so).

5.10 FLOOR LOAD; PREVENTION OF VIBRATION AND NOISE. Not to place a load upon the Premises exceeding an average rate of 70 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.11 PERSONAL PROPERTY TAXES. To pay promptly when due all taxes which may be imposed upon Tenant’s Property in the Premises to whomever assessed.

5.12 COMPLIANCE WITH LAWS. To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that, in connection therewith, Tenant shall not be required to make any alterations or additions concerning (i) the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building or (ii) the HVAC, mechanical, plumbing, electrical, life safety, sprinkler and sewer systems servicing the base Building unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s particular use or occupancy of the Premises beyond normal use of space of this kind (as opposed to office use generally) except that if Tenant’s printing operations triggers compliance, Tenant shall be responsible for the same. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.12.

5.13 Intentionally Omitted.

5.14 ALTERATIONS. (A) Tenant shall not make alterations and additions to Tenant’s space except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions which (a) in Landlord’s opinion might adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of insurance or taxes on the Building unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, or (d) enlarge the Rentable Floor Area of the Premises. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting additions, alterations or improvements which do not require Landlord’s consent), as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour for senior staff and $100.00 per hour for junior staff (not to exceed $2,000 in any instance), plus (ii) reasonable, actual third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work. All alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Section 5.2. Except for any additions or alterations which Tenant requests to remain in the Premises in Tenant’s notice seeking Landlord’s consent for the installation thereof (which notice shall specifically refer to this Section 5.14) and for which Landlord specifically agrees in writing may remain, all of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Additional Building and other improvements to the Site and, except for installation of furnishings, shall be performed by contractors or workers first approved by Landlord, such approval not to be unreasonably withheld or delayed. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees and commercial general liability insurance or comprehensive general liability insurance with a broad form comprehensive liability endorsement with such limits as Landlord may reasonably require, but in no event less than $2,000,000.00 combined single limit per occurrence on a per location basis (all such insurance to be written in companies approved by Landlord and naming and insuring Landlord and Landlord’s managing agent as additional insureds and insuring Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach by payment, bond or otherwise. Notwithstanding the foregoing to the contrary, Tenant may contest, and need not discharge or bond any such lien while so doing, provided that: (i) no action to foreclose any such lien has been brought in any judicial or quasi-judicial action, (ii) such contest shall be at Tenant’s sole cost and expense, (iii) such contest shall be by appropriate legal proceedings conducted in good faith and with due diligence, (iv) such contest will not materially and adversely interfere with the possession, use or occupancy or sale or financing of the Building or Complex, (v) such contest will not subject Landlord to any civil or criminal liability (other than for the amounts being contested), (vi) no Event of Default is then continuing and (vii) such contest will not cause Landlord or any affiliate of Landlord to be in violation of any agreement to which it is bound, including, without limitation, any loan document.

(B) Notwithstanding the terms of Section 5.14(A), Tenant shall have the right, without obtaining the prior consent of Landlord, to make alterations, additions or improvements to the Premises where:

(i) the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows);

(ii) the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

(iii) the cost of any individual alteration, addition or improvement shall not exceed $15,000.00 and the aggregate cost of said alterations, additions or improvements made by Tenant during the Lease Term shall not exceed $70,000.00 in cost; and

(iv) Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, within fifteen (15) days prior to the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail and provided further that Landlord, by notice to Tenant given at least thirty (30) days prior to the expiration or earlier termination of the Lease Term, may require Tenant to restore the Premises to its condition prior to such alteration, addition or improvement at the expiration or earlier termination of the Lease Term. Landlord and Tenant acknowledge and agree that carpeting and painting of the interior of the Premises are not alterations or additions, and do not require Landlord’s consent.

5.15 VENDORS. Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property (unless such damage is promptly repaired by Tenant) or unreasonably interfere with Building construction or operation and shall be performed by vendors first approved by Landlord.

5.16 ROOF INSTALLATIONS. Notwithstanding anything contained in this Lease to the contrary, Tenant shall be permitted to install antennas and other telecommunications equipment (“Telecom Equipment”) on the rooftop of the Building only: (i) with Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) if Tenant has obtained all necessary permits and approvals required therefor, (iii) for the purpose of Tenant’s conduct of the Permitted Uses within the Premises, (iv) such installation and the operation thereof shall not interfere with any existing communication equipment on the Building or any neighboring property and (v) such installation does not adversely affect the structural element of the Building or the visual aesthetic of the Building in Landlord’s sole discretion. Upon the earlier of (x) the date upon which Tenant discontinues all use of such Telecom Equipment or (y) the expiration or earlier termination of the Lease Term, Tenant shall remove the Telecom Equipment and repair any damage to the roof caused by any such installation or removal. The indemnification provisions of Section 5.7 of this Lease shall be deemed to include any claims, liabilities, damages and expenses, including reasonable attorneys fees, relating to, or claimed to relate to, the installation, maintenance, operation or use of the Telecom Equipment installed by Tenant. Tenant shall have no right to license, sublease, assign or otherwise transfer its rights to install and use Telecom Equipment on the Site (other than to an assignee or subtenant permitted under Section 5.6.1 above). Landlord hereby reserves the right (at its sole discretion) to install and to permit others to install, use and maintain telecommunications equipment, antennas and similar installations on the rooftop of the Building and elsewhere on the Site provided that any agreement with a third party granting the right to install telecommunication equipment subsequent to the Commencement Date hereof shall contain language prohibiting interference with Tenant’s Telecom Equipment then existing and shall provide Landlord with a termination right if such interference is not remedied after a reasonable period of time. If measurable interference shall occur, Tenant shall provide notice thereof to Landlord and Landlord shall use reasonable efforts to cause the same to be remedied, however, if despite such efforts the same are not remedied within a period reasonably necessary to cure such interference), Landlord shall exercise the termination right set forth in its agreement with such interfering party. Further, Landlord shall at all times during the Term reserve a minimum of 20 square feet of cumulative and not necessarily contiguous space on the roof for Tenant’s Telecom Equipment.

ARTICLE VI

CASUALTY AND TAKING

6.1 DAMAGE RESULTING FROM CASUALTY. In case during the Lease Term the Building or the Site are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the time that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within forty-five (45) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In case during the last year of the Lease Term, the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred eighty (180) days from the date of such fire, casualty or damage, Tenant may, at its election, terminate this Lease by notice given to Landlord within thirty (30) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding Tenant’s Property) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s share of Operating Expenses and Tenant’s share of real estate taxes according to the nature and extent of the injury to the Premises shall be abated until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds.

Unless such restoration is completed within nine (9) months from the date of the casualty (whether or not the casualty is the result of a risk covered by the forms of insurance at the time maintained by Landlord) or taking, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow, (but in no event beyond fifteen (15) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such nine-month (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

6.2 UNINSURED CASUALTY. Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within sixty

(60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3 RIGHTS OF TERMINATION FOR TAKING. If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be abated for the remainder of the Lease Term.

6.4 AWARD. Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Buildings, the Complex and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request, and if Tenant shall fail to execute and deliver the same within fifteen (15) days after notice from Landlord, Tenant hereby covenants and agrees that Landlord shall be irrevocably designated and appointed as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof which conform with the provisions hereof.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VII

DEFAULT

7.1 TENANT’S DEFAULT. (a) If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i) Tenant shall fail to pay the fixed rent and regularly scheduled payments of Additional Rent on or before the date on which the same become due and payable, and the same continues for five (5) days after notice from Landlord thereof; or

(ii) Landlord having rightfully given the notice specified in subdivision (a) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the fixed rent or regularly scheduled payments of Additional Rent on or before the date on which the same become due and payable; or

(iii) Tenant shall fail to pay any Additional Rent not specified in subdivision (i) above within thirty (30) days when due; or

(iv) Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Section 5.6 through 5.6.5 of this Lease; or

(v) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(vi) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vii) Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(viii) A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days, or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b) If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c) In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like (at market rates)), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

(d) (i) At any time after such termination and whether or not Landlord shall have collected any damages as aforesaid, as liquidated final damages and in lieu of all other damages beyond the date of notice from Landlord to Tenant, at Landlord’s election, Tenant shall promptly pay to Landlord (in addition to any damages collected or due from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages), such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re- leased at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord.

(d) (ii) For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total fixed rent and regularly scheduled payments of Additional Rent shall be computed by assuming that Tenant’s share of excess taxes, Tenant’s share of excess operating costs and Tenant’s share of excess electrical costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e) In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(g) In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.1, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this Article VII or otherwise terminated by breach of any obligation of Tenant and before full recovery under such foregoing provisions, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which the Landlord may have incurred for and with respect of the collection of any of such rent.

7.2 LANDLORD’S DEFAULT. Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to (i) make any payments to Tenant within the time period set forth under this Lease and such failure continues for ten (10) days after notice thereof from Tenant to Landlord, or (ii) perform such non-monetary obligations within thirty (30) days after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation; provided, however, that if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period and Landlord has commenced such cure within such thirty (30) day period, Landlord shall have such additional time as is reasonably required to cure any such default provided Landlord diligently and continually prosecutes such cure to completion. Except as specifically set forth in Section 8.17(B), the Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE VIII

8.1 EXTRA HAZARDOUS USE. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of insurance on the Premises or on the Building above the standard rate applicable to premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, within thirty (30) days of notice thereof together with reasonable evidence of any such increase, any such increase resulting therefrom, which shall be due and payable as Additional Rent thereunder.

8.2 WAIVER. Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant or Landlord, or acceptance by Landlord or Tenant, of a lesser amount than shall be due from Tenant to Landlord, or Landlord to Tenant, as the case may be, shall be treated otherwise than as a payment on account. The acceptance by Landlord or Tenant of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord or Tenant may accept such check without prejudice to any other rights or remedies which Landlord or Tenant may have against the other.

8.3 CUMULATIVE REMEDIES. Except as expressly provided in this Lease, the specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by Tenant or Landlord of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord or Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.4 QUIET ENJOYMENT. Tenant, subject to the terms and provisions of this Lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the termination or expiration of this Lease without the consent of Landlord), without hindrance or ejection by Landlord or any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then interest in the Building at the time owned, or in which Landlord holds an interest as ground lessee, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord’s interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s interest aforesaid in the Building, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall Landlord ever be liable to Tenant for any indirect or consequential damages or loss of profits or the like. In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease.

8.5 NOTICE TO MORTGAGEE AND GROUND LESSOR. After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter shall be treated as performance by Landlord. For the purposes of this Section 8.5 or Section 8.15, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). Landlord represents that as of the date of this Lease that there is no mortgage or ground lease affecting the Building.

8.6 ASSIGNMENT OF RENTS. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a) That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b) That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 8.4 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

8.7 SURRENDER. No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

8.8 BROKERAGE. (A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Original Term of this Lease, if any, designated in Section 1.1 hereof.

8.9 INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

8.10 PROVISIONS BINDING, ETC. The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

8.11 RECORDING. Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

8.12 NOTICES. Whenever, by the terms of this Lease, any (unless otherwise specified herein) notice, claim, demand, consent or other communication shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth on the first page of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth on the second page of this Lease Attention : Controller except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice) with a copy to Hale and Dorr LLP, 60 State Street, Boston, MA, Attention: Hal Leibowitz, Esq..

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused or (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or Tenant or by Landlord’s managing agent shall be considered as given by Landlord or Tenant and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

8.13 WHEN LEASE BECOMES BINDING. Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

8.14 SECTION HEADINGS. The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

8.15 RIGHTS OF MORTGAGEE. This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination and recognition as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory Notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

8.16 STATUS REPORTS AND FINANCIAL STATEMENTS. Recognizing that Landlord or Tenant may find it necessary to establish to potential or existing mortgagees, potential purchasers, ground lessors, permitted assignees or subtenants or the like, as applicable, or the like, the then current status of performance hereunder, Tenant or Landlord, on the request of the other made from time to time, will promptly furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Complex or any potential purchaser of the Premises, the Building, the Site and/or the Complex or to any permitted assignee or subtenant of the Premises or Building (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease customarily provided in a so-called “estoppel certificate”, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, not more than once in any calendar year, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant, as reasonably requested by Landlord, including, but not limited to financial statements for the past three (3) years. Any such status statement or financial statement delivered by Tenant pursuant to this Section 8.16 may be relied upon by any Interested Party.

8.17 SELF-HELP. (A) If an Event of Default then exists, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act to the extent required to cure any such default. All sums so paid by Landlord (together with interest at the rate of two percentage points over the then prevailing prime rate in Boston as set by Fleet National Bank or its successor (but in no event greater than the maximum rate permitted by applicable law) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

(B) Landlord shall never be liable for any failure to make repairs which, under the provisions of this Lease, Landlord has undertaken to make unless:

(a) Tenant has given notice to Landlord of the need to make such repairs, or of a condition in the Building or in the Premises requiring any repair for which Landlord is responsible; and

(b) Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice.

In the event Landlord fails to make such repairs as are required of Landlord within thirty (30) days after written notice from Tenant to Landlord and to the holder of any mortgage on the Premises of which Landlord has given Tenant notice or of which Tenant has actual notice, specifying the nature of such repairs (or if such repairs are of the type which cannot be completed within thirty (30) days, then if Landlord or the holder of any such mortgage (at the option of such mortgagee) fails to (i) commence making such repairs within thirty (30) days after such written notice from Tenant and (ii) thereafter prosecute such repairs to completion with due diligence given the nature of such repairs), then thereafter at any time prior to Landlord’s or such mortgagee’s commencing such repairs or subsequent to Landlord or such mortgagee commencing such repairs if Landlord or such mortgagee has not prosecuted such repairs to completion with due diligence given the nature of such repairs, Tenant may, but need not, make such repairs to the extent required to remedy any such situation and charge the reasonable cost thereof to Landlord; provided, however, that in the case of emergency repairs (i) such notice by Tenant to Landlord and such mortgagee need not be in writing, and (ii) Tenant may make such emergency repairs and charge the reasonable cost thereof to

Landlord if either Landlord or such mortgagee has not made such emergency repairs within a reasonable time after such notice. However, in no event shall Tenant have the right to offset against, withhold or deduct from Annual Fixed Rent or additional rent payable under this Lease for any reason relating to this Section.

8.18 HOLDING OVER. Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) 150% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity, with the balance, if any, paid to Tenant.

8.19 NON-SUBROGATION. Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance (or which would have been covered had such party carried the insurance required to be carried by it under the Lease) to the extent of the indemnification received thereunder. This waiver of rights by Tenant shall apply to, and be for the benefit of, Landlord’s managing agent.

8.20 EXTENSION OPTION. (A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that at the time of exercise of the option to extend and at the commencement date of the extension option period (i) there exists no Event of Default (defined in Section 7.1), (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet the Premises (except for an assignment or subletting permitted under Section 5.6.1 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as herein below set forth) for one (1) period of three (3) years as hereinafter set forth. The option period is sometimes herein referred to as the “Extended Term”. Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of such option.

(B) If Tenant desires to exercise its option to extend the Term, then Tenant shall give notice (“Exercise Notice”) to Landlord, not earlier than twelve (12) months nor later than nine (9) months prior to the expiration of the then Term, exercising such option to extend. Promptly after Landlord’s receipt of the Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed annual rent for the Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an annual rental for the Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit E) for the Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit E. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the Extended Term shall be the greater of (a) 95% of the Prevailing Market Rent as determined by the Broker

Determination or (b) the Annual Fixed Rent in effect during the last twelve (12) month period of the Lease Term immediately prior to the Extended Term. If Tenant does not timely request the Broker Determination, then Annual Fixed Rent during the Extended Term shall be equal to the greater of (a) Landlord’s Rent Quotation or (b) the Annual Fixed Rent in effect during the last twelve (12) month period of the Lease Term immediately prior to such Extended Term.

(C) Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of Section B above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 8.20; and in such event all references herein to the Lease Term or the term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term. Notwithstanding anything contained herein to the contrary, in no event shall the Lease Term hereof be extended for more than three (3) years after the expiration of the Original Lease Term.

8.21 SECURITY DEPOSIT. (A) Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of Two Hundred Seventy Nine Thousand Dollars ($279,000.00) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 8.21, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a corporate credit rating from Standard and Poor’s Professional Rating Service of BBB- or a comparable minimum rating from Moody’s Professional Rating Service as of the Commencement Date, (ii) be in a form reasonably acceptable to Landlord, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord that pursuant to the terms of this Lease, Landlord is entitled to apply such Letter of Credit and the proceeds thereof to an Event of Default of Tenant under this Lease, (iv) permit transfers at any time with reasonable or no charge and (v) permit presentment in Boston, Massachusetts. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is thirty (30) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 8.21. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit (in lieu of the original Letter of Credit), or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord or deliver a substitute Letter of Credit in an amount sufficient to restore such deposit or initial Letter of Credit to the full amount stated in this Section 8.21. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

(B) Landlord shall return a One Hundred Thirty Nine Thousand Five Hundred Dollars ($139,500.00) portion of such deposit to Tenant so that the remainder of such deposit shall be One Hundred Thirty Nine Thousand Five Hundred Dollars ($139,500.00) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove) on the first day of the twenty-fifth (25th) month of the Lease Term if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, and (ii) Landlord has not applied such deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord.

(C) Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied or returned in accordance with the terms of this Section 8.21, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and Tenant’s surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

8.22 LATE PAYMENT. If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Fleet National Bank (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any (the “Late Charge Rate”). Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. If Tenant shall not have received any payment from Landlord when due, the amount of such payment shall incur a late charge equal to the Late Charge Rate.

8.23 LANDLORD’S AND TENANT’S PAYMENTS. (A) Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense.

(B) Unless otherwise specifically set forth herein, all payments required to be made by Landlord to Tenant shall be paid within thirty (30) days after request from Tenant.

8.24 WAIVER OF TRIAL BY JURY. Tenant and Landlord hereby waive any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

8.25 TENANT’S SIGNAGE. Tenant shall have the right to (i) install a sign on the lobby level entrance to the Building to the right of the building entrance in the landscaped area immediately adjacent to the Building (the “Building Entrance Sign”) which sign (exclusive of any monument or ballasts) shall not exceed 5’ in width and 2’ in height and shall fall below the window line of the Building (inclusive of any monument or ballasts) and (ii) erect an exterior sign on the Building (the “Building Signage”) containing Tenant’s name in a location first approved by Landlord provided that (a) Tenant complies with all applicable “Governmental Requirements” and obtains all permits, approvals, consents and the like required by the Governmental Requirements, (b) the graphics, design, proportions, lighting component and color of such signage shall be subject to the prior approval of Landlord and shall be further subject to the requirements of the Town of Lexington Zoning By-Law and any other applicable laws, and (c) Tenant shall be solely responsible for all costs and expenses regarding the Building Signage and the Building Entrance Sign including, without limitation, fabrication costs, design costs, installation costs and all application, permit and approval costs. Landlord shall, at its expense, install the VistaPrint name on the existing free standing sign located at the Hayden Avenue entrance to the Site (the “Hayden Avenue Entrance Sign”). Tenant acknowledges that rights to the Hayden Avenue Entrance Sign are non-exclusive. In addition, Landlord shall remove, at Landlord’s sole cost and expense, the signs of any prior tenant on or before thirty (30) days after the Commencement Date. Landlord agrees to cooperate with Tenant regarding Tenant’s obtaining approvals of the Building Entrance Sign and the Building Signage including without limitation, joining in any applications for any permits, approvals or certificates from any governmental authorities required to be obtained by Tenant, and shall sign such applications reasonably promptly after request by Tenant provided that (i) the provisions of the Applicable Legal Requirement shall require that Landlord join in such application, and (ii) Landlord shall not be required to expend any monies, assume any costs or expenses or undertake any liability. The rights set forth in this Section 8.25 shall not be available to any subtenant and in no event shall any such signage identify more than one (1) occupant of the Building. Upon the expiration or earlier termination of the Lease Term, Tenant, at its expense shall remove the Building Signage and restore the affected area of the Building to the condition immediately prior to such installation.

8.26 RECIPROCAL LITIGATION COSTS. In the event of any litigation between Landlord and Tenant, the unsuccessful party as determined by a court of competent jurisdiction shall reimburse the successful party for all reasonable legal fees and expenses incurred by the successful party in prosecuting or defending any such action.

8.27 FORCE MAJEURE. Except for Landlord’s or Tenant’s payment obligations, or as otherwise provided under this Lease, if either party is delayed in performing its obligations hereunder, by reason of delay or stoppage due to governmental regulation; strikes, lockouts, acts of God, acts of war, terrorist acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes beyond the reasonable control of Landlord or Tenant (as the case may be), or attributable to Landlord’s or Tenant’s action or inaction (as the case may be) the time for Landlord’s or Tenant’s performance shall be extended for the period of any such delay.

8.28 REPRESENTATION OF LANDLORD REGARDING CERTAIN ENCUMBRANCES. Landlord represents to Tenant that as of the date hereof there is no mortgage or ground lease encumbering the Complex and there are no space leases which effect the Premises. Landlord and Tenant acknowledge that as of the date hereof the following appear on the record title to the Complex: (i) mortgage with Connecticut General Life Insurance Company (“CIGNA”), (ii) Notice of Lease between Rath & Strong and Landlord, (iii) Notice of Lease between Highland Capital Partners and Landlord (the “Highland Lease”) and (iv) Notice of Lease between Harvard Community Health Plan and Landlord (collectively, “Matters of Record”). Landlord agrees to use due diligence to obtain from CIGNA and record a discharge of (i) above and to record an affidavit from Landlord with respect to (ii), and (iv) above stating that such leases are no longer in effect. The Highland Lease relates to 92 Hayden Avenue and is still in full force and effect, however, Landlord represents that such tenant does not have any rights with respect to the Premises. Further, Landlord agrees to indemnify Tenant from and against all claims and liability arising from such Matters of Record (except for the Highland Lease).

8.29 GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

EXECUTED as a sealed instrument in two or more counterparts each of which shall be deemed to be an original.

WITNESS:	LANDLORD:

/s/ DAVID C. PROVOST
DAVID C. PROVOST, FOR THE TRUSTEES OF 92 HAYDEN AVENUE TRUST PURSUANT TO WRITTEN DELEGATION, BUT NOT INDIVIDUALLY

TENANT:

VISTAPRINT USA, INCORPORATED

	By:	/s/ ROBERT S. KEANE
	Name:	Robert Keane
	Title:	President
HERETO DULY AUTHORIZED

ATTEST:

By:	/s/ ROBERT S. KEANE	By:	/s/ ROBERT S. KEANE
Name:	Robert Keane	Name:	Robert Keane
Title:	Secretary	Title:	Treasurer
HERETO DULY AUTHORIZED

(CORPORATE SEAL)